                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 10)*



                               VERITAS DGC, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  92343P 107
                     -----------------------------------
                                (CUSIP Number)


                              T. William Porter
                           Porter & Hedges, L.L.P.
                          700 Louisiana, 35th Floor
                             Houston, Texas 77002
                                (713) 226-0635
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                               August 30, 1996
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92343P 107                                        PAGE 2 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DN FUNDING CORP.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 3 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CCF/JUPITER, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  490,287**

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  490,287**

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      490,287**

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

        **   Includes warrants to acquire 34,800 shares.

CUSIP NO. 92343P 107                                        PAGE 4 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DJ INVESTORS, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  107,227

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  107,227

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      107,227

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 5 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JUPITER INVESTMENT COMPANY, INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  17,451

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  17,451

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      17,451

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.9%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 6 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J/D FUNDING CORP.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  146,224

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  146,224

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      146,224

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 7 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      QUANTUM FUND N.V.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Netherlands Antilles
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-(1)

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IV; CO

--------------------------------------------------------------------------------
(1)   See Item 5.


                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 8 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEORGE SOROS

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      983,930(1)

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      8.8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN; IA

--------------------------------------------------------------------------------
(1)   See Item 5.


                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 9 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FUND AMERICAN INVESTMENT SUBSIDIARY I, INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 10 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FUND AMERICAN ENTERPRISES, INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  719,895

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  719,895

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      719,895

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.9%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 11 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FUND AMERICAN ENTERPRISES HOLDINGS, INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  115,000

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  115,000

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      115,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 12 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEPTUNE 1989 INVESTORS LIMITED

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      British Virgin Islands
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  30,173

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  30,173

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,173

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 13 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEPTUNE 1989C OFFSHORE INVESTORS LIMITED

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      British Virgin Islands
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  32,311

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  32,311

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      32,311

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 14 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEPTUNE PARTNERS 1989A, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  46,092

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  46,092

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      46,092

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 15 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FRANCISCO A. GARCIA

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Spain
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     108,576
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     108,576

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      108,576

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 16 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      A. TORREY READE

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     108,576
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     108,576

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      108,576

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 17 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DOUGLAS B. THOMPSON

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  24,467**

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     163,675***
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  24,467**

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     163,675***

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      188,142**, ***

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                    **Includes options to acquire 13,332 shares.
                   ***Includes warrants to acquire 42,000 shares.

CUSIP NO. 92343P 107                                        PAGE 18 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      D.O. NELSON

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  -0-

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  -0-

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 19 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NATALIE THOMPSON DEFINED BENEFIT PENSION PLAN

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  30,100

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  30,100

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,100

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      EP

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 20 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ARIK YALE PRAWER

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  5,866

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  5,866

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,866

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      -%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 92343P 107                                        PAGE 21 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JUPITER MANAGEMENT CO., INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      New York
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  42,000**

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  42,000**

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                    **Comprised wholly of warrants to acquire shares.

CUSIP NO. 92343P 107                                        PAGE 22 OF 37 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEORGE F. BAKER

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  13,332**

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  13,332**

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     -0-

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,332

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                    **Comprised wholly of options to acquire shares.

ITEM 1.  SECURITY AND ISSUER.

         This statement is filed with respect to the ordinary shares, par value $.01 per share (the "Common Stock"), of Veritas DGC Inc. (the "Issuer"). The address of the Issuer's principal executive offices is 3701 Kirby Drive, Houston, Texas 77098.

ITEM 2.  IDENTITY AND BACKGROUND.

         This filing is being made jointly on behalf of (i) Quantum Fund N.V., a Netherlands Antilles corporation ("Quantum"), (ii) George Soros, (iii) the members of Jupiter & Associates, a New York general partnership ("Jupiter") and certain affiliates of such members, (iv) Neptune Partners - 1989A, L.P., a Delaware limited partnership, Neptune 1989 Investors Limited, a British Virgin Islands company, and Neptune 1989C Offshore Investors Limited, a British Virgin Islands company (collectively, the "Neptune Entities") and Francisco A. Garcia and A. Torrey Reade, who share voting and investment power with respect to the securities held by the Neptune Entities, (v) Fund American Investment Subsidiary I, Inc. ("FAIS"), Fund American Enterprises, Inc. and Fund American Enterprises Holdings, Inc. (formerly known as The Fund American Companies, Inc.), (vi) Douglas B. Thompson ("Thompson"), the sole stockholder of J/D Funding Corp. ("J/D Funding") and Jupiter Investment Company, Inc. ("JIC"), and the chairman of the board and president of Jupiter Management Co., Inc. ("Jupiter Management"), (vii) D.O. Nelson ("Nelson"), the sole stockholder of DN Funding Corp. ("DN Funding"), (viii) Natalie Thompson Defined Benefit Pension Plan (the "Thompson Plan"), (ix) Arik Yale Prawer ("Prawer"), and (x) George F. Baker ("Baker"), general partner of CCF/Jupiter L.P. ("CCF/Jupiter"). Such filing persons are sometimes referred to herein as the "Filing Persons."

         This statement on Schedule 13D is being filed to report the August 30, 1996, termination of the Funding and Stockholders Agreement dated as of April 9, 1991, by and among Jupiter & Associates, Quantum, ATID II Investors Limited Partnership, JIC, J/D Funding, FAIS, DJ Investors, L.P., CCF/Jupiter, DN Funding, and Digicon Inc. (the "Funding and Stockholder Agreement"), and thus terminate any further filing requirement of the Filing Persons as a "group." Also see Item 4. herein.

         This statement on Schedule 13D constitutes Amendment No.10 to an initial statement on Schedule 13D dated December 1, 1986 (the "Initial Statement"), and all subsequent amendments thereto (the "Previous Amendments"), on behalf of the Filing Persons. Further information required by this Item 2 of Schedule 13D is contained in the Schedules I or Item 2 to the Initial Statement and the Previous Amendments thereto, which are hereby incorporated by reference herein in their entirety. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Initial Statement. As amended hereby the Initial Statement and Previous Amendments no longer have any force and effect whatsoever.

        Each of the Filing Persons takes responsibility for only the information contained herein regarding itself, himself or herself and each Filing Person expressly disclaims responsibility for the information relating to any other Filing Person.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is not applicable. In connection with the termination of the Funding and Stockholder Agreement, the Filing Person(s) did not make, acquire or dispose of any securities of the Issuer.

ITEM 4.  PURPOSE OF TRANSACTION.

         As previously disclosed in the Initial Statement and the Previous Amendments all Filing Persons except Baker and Jupiter Management were party to or were bound by the Funding and Stockholders Agreement and therefore, such Filing Persons may have been deemed to have formed a group pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder. Such group may have been deemed to own beneficially more than 5% of the Issuer's outstanding shares of Common Stock. Additionally, by virtue of its affiliation to certain entities that are party to the Funding and Stockholders Agreement, Baker and Jupiter Management may have been deemed to be part of such group.

         Effective August 30, 1996, the Funding and Stockholder Agreement was terminated and all restrictions or obligations regarding the voting or transfer of the Issuer's shares or other securities otherwise governed by the Funding and Stockholder Agreement terminated and became of no further force or effect whatsoever. Accordingly, this Amendment No. 10 is being filed to reflect the termination of any group that the Filing Persons may have formed.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         As a result of the termination agreement referred to in Item 7, the understandings and relationships among the Filing Parties with respect to the voting securities of the Issuer of the type referred to in this Item were terminated on August 30, 1996 upon consummation of the business combination between the Issuer and Veritas Energy Services, Inc. Except as set forth below, no Filing Person is the beneficial owner of more than 5% of the outstanding Common Stock.

         Mr. George Soros may be deemed to be the beneficial owner of 983,930 Ordinary Shares held for the account of Quantum Partners LDC ("Quantum Partners"), whose principal shareholder is Quantum Fund N.V. Quantum Partners has granted investment discretion to Soros Fund Management, of which Mr. Soros is the sole proprietor, pursuant to an investment advisory contract. Accordingly, Mr. Soros may be deemed to have voting and dispositive power over the securities held for the account of Quantum Partners. Reference is made to the Schedule 13D dated September 12, 1996 filed by Mr. Soros, reporting the Ordinary Shares held for the account of Quantum Partners.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Effective August 30, 1996, the Filing Persons do not have any contracts, arrangements, understandings or relationships with respect to any securities of the Issuer.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         (A)     Statement of Joint Filing.

         (B)     Form of Termination Agreement dated July 3, 1996.

         (C)     Quantum power of attorney.

         (D)     Soros power of attorney.

                                 SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    October 18, 1996                  CCF JUPITER L.P.


                                           By:        /s/ GEORGE F. BAKER
                                               --------------------------------
                                                          George F. Baker
                                                          General Partner

Date:    October 18, 1996                  JUPITER MANAGEMENT CO., INC.


                                           By:     /s/  DOUGLAS B. THOMPSON
                                               --------------------------------
                                                        Douglas B. Thompson
                                                            President


Date:    October 18, 1996                         /s/   DOUGLAS B. THOMPSON
                                           ------------------------------------
                                                        Douglas B. Thompson


Date:    October 18, 1996                        /s/    GEORGE F. BAKER
                                           ------------------------------------
                                                         George F. Baker


Date:    October 22, 1996                  QUANTUM FUND N.V.


                                           By:     /s/    SEAN S. WARREN
                                               --------------------------------
                                                          Sean S. Warren,
                                                          Attorney-in-fact

Date:    October 22, 1996                  GEORGE SOROS


                                           By:     /s/    SEAN S. WARREN
                                               --------------------------------
                                                          Sean S. Warren,
                                                          Attorney-in-fact


Date:    October 18, 1996                  NEPTUNE PARTNERS - 1989A, L.P.


                                           By:     /s/ FRANCISCO A. GARCIA
                                               --------------------------------
                                                       Francisco A. Garcia
                                                   Authorized Representative

Date:    October 18, 1996                  NEPTUNE 1989 INVESTORS LIMITED


                                           By:     /s/ FRANCISCO A. GARCIA
                                               --------------------------------
                                                       Francisco A. Garcia
                                                    Authorized Representative


Date:    October 18, 1996                  NEPTUNE 1989C OFFSHORE INVESTORS
                                           LIMITED


                                           By:     /s/ FRANCISCO A. GARCIA
                                               --------------------------------
                                                       Francisco A. Garcia
                                                    Authorized Representative

                                                    FRANCISCO A. GARCIA
                                           -----------------------------------
                                                    Francisco A. Garcia


Date:    October 18, 1996                           A. TORREY READE
                                           ------------------------------------
                                                    A. Torrey Reade



Date:    October 18, 1996                  FUND AMERICAN INVESTMENT SUBSIDIARY
                                           I, INC.


                                           By:       /s/ JEAN C. BROWN
                                               --------------------------------
                                                         Jean C. Brown
                                                          President



Date:    October 18, 1996                 FUND AMERICAN ENTERPRISES, INC.


                                           By:        /s/ JERRY L. BAXTER
                                             ----------------------------------
                                                          Jerry L. Baxter
                                                             President

Date:    October 18, 1996                       /s/ DOUGLAS B. THOMPSON
                                           ------------------------------------
                                                    Douglas B. Thompson



Date:    October 18, 1996                  J/D FUNDING CORP.


                                           By: /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                   Douglas B. Thompson
                                                      President



Date:    October 18, 1996                  JUPITER INVESTMENT COMPANY, INC.


                                           By: /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                   Douglas B. Thompson
                                                      President

Date:    October 18, 1996                  JUPITER MANAGEMENT CO., INC.


                                           By: /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                   Douglas B. Thompson
                                                      President


Date:    October ___, 1996                 DN FUNDING CORP.


                                           By:
                                               --------------------------------
                                                    D.O. Nelson
                                           Title:
                                                 ------------------------------


Date:    October ___, 1996                 NATALIE THOMPSON DEFINED BENEFIT
                                           PENSION PLAN


                                           By:
                                               --------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------


Date:    October ___, 1996
                                           ------------------------------------
                                                    Arik Yale Prawer



Date:    October 18, 1996                  CCF/JUPITER L.P.


                                           By: /s/ GEORGE F. BAKER
                                               --------------------------------
                                                   George F. Baker
                                                   General Partner

                                                                       EXHIBIT A

                   STATEMENT OF JOINT SCHEDULE 13D FILING

         The undersigned acknowledge and agree that the foregoing Amendment to the Statement on Schedule 13D with respect to the common stock, par value $.01 per share, of Veritas DGC Inc. shall be filed on behalf of each of them.


Dated: October 18, 1996.                  CCF JUPITER L.P.


                                           By:  /s/ GEORGE F. BAKER
                                               --------------------------------
                                                    George F. Baker
                                                    General Partner


                                           JUPITER MANAGEMENT CO., INC.


                                           By:  /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                    Douglas B. Thompson
                                                    President


                                                /s/ DOUGLAS B. THOMPSON
                                           ------------------------------------
                                                    Douglas B. Thompson


                                                /s/ GEORGE F. BAKER
                                           ------------------------------------
                                                    George F. Baker


                                           QUANTUM FUND N.V.


                                           By:     /s/ SEAN S. WARREN
                                               --------------------------------
                                                       Sean S. Warren
                                                      Attorney in fact


                                           GEORGE SOROS


                                           By:     /s/ SEAN S. WARREN
                                               --------------------------------
                                                       Sean S. Warren
                                                      Attorney in fact

                                    NEPTUNE PARTNERS - 1989A, L.P.


                                    By:    /s/ FRANCISCO A. GARCIA
                                        --------------------------------
                                               Francisco A. Garcia,
                                            Authorized Representative



                                    NEPTUNE 1989 INVESTORS LIMITED


                                    By:    /s/ FRANCISCO A. GARCIA
                                        --------------------------------
                                               Francisco A. Garcia,
                                            Authorized Representative



                                    NEPTUNE 1989C OFFSHORE INVESTORS
                                    LIMITED


                                    By:    /s/ FRANCISCO A. GARCIA
                                        --------------------------------
                                               Francisco A. Garcia,
                                            Authorized Representative


                                         /s/ FRANCISCO A. GARCIA
                                    ------------------------------------
                                             Francisco A. Garcia


                                         /s/ A. TORREY READE
                                    ------------------------------------
                                             A. Torrey Reade



                                    FUND AMERICAN INVESTMENT SUBSIDIARY I, INC.


                                    By:       /s/ JEAN C. BROWN
                                        --------------------------------
                                                  Jean C. Brown
                                                    President

                                           FUND AMERICAN ENTERPRISES, INC.


                                           By:   /s/ JERRY L. BAXTER
                                               --------------------------------
                                                     Jerry L. Baxter,
                                                       President



                                                /s/ DOUGLAS B. THOMPSON
                                           ------------------------------------
                                                    Douglas B. Thompson



                                           J/D FUNDING CORP.


                                           By:      /s/ D. B. THOMPSON
                                               --------------------------------
                                                        D. B. Thompson,
                                                          President

                                           JUPITER INVESTMENT COMPANY, INC.


                                           By: /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                   Douglas B. Thompson,
                                                       President


                                           JUPITER MANAGEMENT CO., INC.


                                           By: /s/ DOUGLAS B. THOMPSON
                                               --------------------------------
                                                   Douglas B. Thompson,
                                                       President



                                           DN FUNDING CORP.


                                           By:
                                               --------------------------------
                                                    D.O. Nelson
                                           Title:
                                                 ------------------------------




                                           NATALIE THOMPSON DEFINED BENEFIT
                                           PENSION PLAN


                                           By:
                                               --------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------



                                           ------------------------------------
                                                    Arik Yale Prawer



                                           CCF/JUPITER L.P.


                                           By: /s/ GEORGE F. BAKER
                                               --------------------------------
                                                   George F. Baker
                                                   General Partner

                                                                       EXHIBIT B
                        [FORM OF TERMINATION AGREEMENT]


                                  July 3, 1996



TO THE PERSONS ON THE ATTACHED DISTRIBUTION LIST

         Re:     Digicon Inc.

Ladies and Gentlemen:

         Our respective entities, or parties which are affiliates of such entities, are subject to one or more of the following agreements relating to Digicon Inc.:

         1. The Securityholders Agreement dated as of May 1, 1990, among Jupiter Management Company, Jupiter Investment Company, Inc., Cambridge Capital and The Fund American Companies, Inc. (now known as "Fund American Enterprises Holdings, Inc.") (the "1990 Agreement");

         2. The Funding and Stockholders Agreement dated as of April 9, 1991, by and among Jupiter & Associates, Quantum Fund, N.V., ATID II Investors Limited Partnership, Jupiter Investment Company, Inc., J/D Funding Corp., Fund American Investment Subsidiary I, Inc., DJ Investors, L.P., CCF/Jupiter, L.P., DN Funding Corp., and Digicon Inc. (the "1991 Agreement"); and

         3. The Agreement dated as of January 21, 1993, among J/D Funding Corp., Jupiter Investment Company, Inc., CCF/Jupiter, L.P., DJ Investors, L.P., Fund American Investment Subsidiary I, Inc., DN Funding Corp., Neptune Partners - 1989A, L.P., Neptune 1989 Investors Limited, Neptune 1989C Offshore Investors Limited, Drake & Co., Restart Partners, L.P., Restart Partners II, L.P., Ingrid Morseman, Natalie Thompson Defined Pension Plan, and Arik Yale Prawer (the "1993 Agreement").

         Each of these agreements (collectively, the "Agreements") relate in some manner to various rights and restrictions (both as to voting and to transfers) with respect to securities issued by Digicon. At the time the Agreements were entered into, the rights and restrictions contained therein probably enhanced the value of each party's holdings of Digicon securities. However, with the passage of time and the pending transaction with Veritas Energy Services Inc. ("Veritas"), the Agreements now may unduly limit the parties' flexibility and detract from the value of their holdings.

         In short, the Agreements have outlived their usefulness. We propose that the Agreements be terminated and that all restrictions or obligations regarding the voting or transfer of Digicon shares or other securities otherwise governed by those Agreements terminate and become of no further force or effect whatsoever as of consummation of the transaction with Veritas (herein, the "Termination of Agreements").

         As you know, the merger of Digicon and Veritas (the "Transaction") is pending and is expected to close in August. As a result of the Transaction, the combined Digicon stockholdings of our entities will be below 20% of the outstanding voting shares, thereby rendering certain restrictions contained in Digicon's charter and bylaws no longer applicable. As part of the Transaction, Veritas has requested that each of us expressly (i) waive all rights under Section 8.1 of Digicon's bylaws to require the affirmative vote of at least five of the Jupiter Participants and Quantum Participants (as defined in the bylaws) for approval of certain transactions, (ii) agree that there is no further right to designate any person for election to Digicon's board of directors and (iii) agree that none of the members of Digicon's board are Jupiter designees or Quantum designees. The foregoing agreements and waiver are herein referred to as the "Termination of Organizational Document Provisions").

         THE TERMINATION OF THE AGREEMENTS AND TERMINATION OF ORGANIZATIONAL DOCUMENT PROVISIONS WILL BE EFFECTIVE UPON CONSUMMATION OF THE TRANSACTION. IF THE TRANSACTION IS NOT CONSUMMATED, ALL AGREEMENTS CONTAINED HEREIN WILL BE VOID.

         If the Termination of Agreements and the Termination of Organizational Document Provisions are acceptable to you, please sign both copies of this letter and return one to the undersigned at your earliest convenience. If signed by all necessary parties, we will forward a complete set of signed copies to each of you as soon as we ourselves have received a complete set.

         Although you hereby acknowledge that the provisions of the Agreements are personal to you, if you are aware that any of the Digicon shares or securities which are subject to the Agreements have been transferred to other entities that may be deemed to be parties to the Agreements, please forward a copy of this letter to such entities.

         If those entities agree to the foregoing, they should appropriately complete the signature block and give a description as to which of the original parties they are a successor to.

         PLEASE RETURN THE FULLY EXECUTED COPY OF THIS LETTER AGREEMENT TO THE UNDERSIGNED NOT LATER THAN JULY 17, 1996.

                                             Sincerely,

                                             JUPITER MANAGEMENT COMPANY


                                             By:
                                                -------------------------------

AGREED AND ACCEPTED:

By:
-------------------------------------
(entity name)


By:
   ----------------------------------
Date:
     --------------------------------

                                                                       EXHIBIT C


                              POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENT, that the Undersigned, QUANTUM FUND N.V., a corporation organized and existing under the laws of the Netherlands Antilles and domiciled in Curacao, hereby designates, constitutes and appoints SEAN C. WARREN as its agent and attorney-in-fact for the purpose of executing and delivering, in the name and on behalf of the Undersigned, all documents required to be filed with the Securities and Exchange Commission pursuant to
Section 13(d) or 16(a) of the Securities Exchange Act of 1934 in connection with the beneficial ownership by the undersigned of any securities of DIGICON INC., including, without limitation: (1) acquisition statements on Schedule
13D and any amendments thereto, (2) any joint filing agreements among the Undersigned, Soros Fund Management and/or George Sorcs (together with such other persons as may be designated by the attorney-in-fact) pursuant to SEC Rule 13d-1(f), (3) any Initial Statements of Beneficial Ownership on Form 3,
(4) any Statements of Changes in Beneficial Ownership on Form 4 and (5) any Annual Statement of Changes in Beneficial Ownership on Form 5.

        IN WITNESS WHEREOF, the Undersigned has caused this instrument to be executed by its Sole Managing Director this 13th day of August, 1992.


                                        QUANTUM FUND N.V.



                                    By: /s/ [Illegible]
                                        ---------------------------------
                                         Curacao Corporation Company N.V.
                                                Managing Director

                                                                       EXHIBIT D



                              POWER OF ATTORNEY



KNOW ALL MEN BY THESE PRESENTS, that I, GEORGE SOROS, hereby make, constitute and appoint SEAN C. WARREN as my agent and attorney in fact for the purpose of executing in my name, in my personal capacity or in my capacity as sole proprietor of Soros Fund Management: (1) all documents relating to the beneficial ownership of securities required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to Section 13(d) or Section 16(a) of the Securities Exchange Act of 1934 (the "Act") including, without limitation:
(a) any acquisition statements on schedule 13D, and any amendments thereto, (b) any joint filing agreements pursuant to Rule 13d-1(f) and (c) any initial statements of, or statements of changes in, beneficial ownership of securities on Form 3 or Form 4 and (2) any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument this 11th day of December, 1991.



                                                   /s/ GEORGE SOROS
                                                -----------------------------
                                                GEORGE SOROS